EXHIBIT 99.1

Company Contact:
James Scully
Chief Financial Officer
(212) 209-8040

Investor Contact:
Allison Malkin/Chad Jacobs/Joe Teklits
Integrated Corporate Relations
(203) 682-8200

J. CREW GROUP, INC. ANNOUNCES THIRD QUARTER FISCAL 2007 RESULTS

Third Quarter Operating Income Increases 44%

Third Quarter Diluted EPS of $0.42

Raises Fiscal 2007 Guidance

New York, NY – November 29, 2007 – J. Crew Group, Inc. [NYSE:JCG] today announced financial results for the three months (Third Quarter) and nine months (First Nine Months) ended November 3, 2007.

Third Quarter highlights:

•

Revenues increased 21% to $332.7 million. Store sales (Retail and Factory) increased 16% to $233.6 million, with comparable store sales increasing 8%. Realigning last year’s calendar weeks to be consistent with the current year retail calendar weeks would result in a comparable store sales increase of 5% in the third quarter of fiscal 2007. Comparable store sales increased 19% in the third quarter of fiscal 2006. Direct sales (Internet and Catalog) rose by 36% to $90.3 million. Direct sales increased 18% in the third quarter of fiscal 2006.

•	Operating income increased 44% to $47.7 million, or 14.3% of revenues, compared to $33.2 million, or 12.0% of revenues, in the third quarter of fiscal 2006.

•

Net income available to common stockholders was $26.8 million, or $0.42 per diluted share, compared to $26.0 million, or $0.40 per diluted share, in the third quarter of fiscal 2006. The current year period reflects an effective tax rate of 39.8% as compared to an effective tax rate of 7.1% in the third quarter of fiscal 2006.

•

Adjusted net income for the third quarter of fiscal 2006 totaled $17.2 million, or $0.27 per diluted share. A reconciliation of net income on a GAAP basis to adjusted net income is included in Exhibit (3) of this press release.

Millard Drexler, J. Crew’s Chairman and CEO stated: “We are pleased with our third quarter results, which reflect the strength of both our Store and Direct businesses and our ongoing commitment to great style, quality and design. Our focus continues to be on driving high quality earnings growth by investing in the areas where we get superior returns – improving quality and design, differentiating our assortments and expanding our Store and Direct businesses.”

First Nine Months highlights:

•

Revenues increased 19% to $934.8 million. Store sales (Retail and Factory) increased 15% to $654.2 million, with comparable store sales increasing 8%. Realigning last year’s calendar weeks to be consistent with the current year retail calendar weeks would result in a comparable store sales increase of 6% in the first nine months of fiscal 2007. Comparable store sales increased 16% in the first nine months of fiscal 2006. Direct sales (Internet and Catalog) rose by 29% to $251.4 million in the first nine months of fiscal 2007. Direct sales increased 12% in the first nine months of fiscal 2006.

•	Operating income increased 46% to $129.2 million, or 13.8% of revenues, compared to $88.3 million, or 11.2% of revenues, in the first nine months of fiscal 2006.

•	Net income available to common stockholders was $72.1 million, or $1.13 per diluted share, compared to $27.7 million, or $0.62 per diluted share, in the first nine months of fiscal 2006.

•

Adjusted net income for the first nine months of fiscal 2006 totaled $44.7 million, or $0.70 per diluted share. A reconciliation of net income on a GAAP basis to adjusted net income is included in Exhibit (3) of this press release.

Balance Sheet highlights as of November 3, 2007:

•

Inventories at the end of the quarter were $210.8 million, reflecting the impact of 29 net stores opened since the end of the third quarter of fiscal 2006. Additionally, the 53rd week in fiscal 2006 causes each quarter in 2007 to begin and end one week later, resulting in non-comparable point in time inventory increases. The impact of the calendar shift increased inventory by approximately $15 million at the end of the quarter.

•

Long-term debt was reduced to $125 million, which reflects the Company’s voluntary principal prepayments of $75 million and $50 million made during the first nine months of fiscal 2007 and the fourth quarter of fiscal 2006, respectively.

Guidance

The Company’s long-term annual financial targets include comparable store sales growth in the mid single-digit range, Direct sales growth in the high single-digits, net square footage expansion in the 7% to 9% range, and diluted EPS growth in excess of 20%.

Based on better than anticipated third quarter results, the Company currently expects fiscal 2007 diluted earnings per share in the range of $1.50 to $1.52, as compared to its previous guidance range of $1.42 to $1.46.

Use of Non-GAAP Financial Measures

In addition to providing financial results in accordance with GAAP, the Company has provided non-GAAP adjusted interest expense, income taxes, net income, preferred stock dividends and earnings per share information for the three and nine months ended October 28, 2006 in this release. This information reflects, on a non-GAAP adjusted basis, the Company’s adjusted interest expense, income taxes, net income, preferred stock dividends, weighted average shares outstanding and earnings per share after considering the effects of transactions which resulted from the

Company’s initial public offering, refinancings and adjusted tax rates. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by adjusting the items discussed above that the Company believes are not indicative of future results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, net income, earnings per share or other measures of financial performance prepared in accordance with GAAP. This non-GAAP information and a reconciliation of this information to GAAP amounts for the three and nine months ended October 28, 2006 are included in Exhibit (3).

Conference Call Information

A conference call to discuss third quarter results is scheduled for today, November 29, 2007, at 4:30 PM Eastern Time. Investors and analysts interested in participating in the call are invited to dial (888) 802-8577 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.jcrew.com. A replay of this call will be available until December 5, 2007 and can be accessed by dialing (877) 519-4471 and entering code 9473389.

About J. Crew Group, Inc.

J. Crew Group, Inc. is a nationally recognized multi-channel retailer of women's and men's apparel, shoes and accessories. As of November 24, 2007, the Company operates 198 retail stores (including four crewcuts and six Madewell stores), the J. Crew catalog business, jcrew.com, and 61 factory outlet stores. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, our ability to compete with other retailers, the performance of the Company’s products within the prevailing retail environment, our strategy and expansion plans, reliance on key personnel, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit (1)

J. Crew Group, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except percentages and per share amounts)	Three Months Ended November 3, 2007	Three Months Ended October 28, 2006	Nine Months Ended November 3, 2007	Nine Months Ended October 28, 2006
Net sales
Stores	$233,588	$202,174	$654,182	$566,708
Direct	90,315	66,346	251,424	195,379

	323,903	268,520	905,606	762,087
Other	8,841	7,055	29,181	23,343

Total Revenues	332,744	275,575	934,787	785,430

Costs of goods sold, buying and occupancy costs	180,909	147,703	511,224	434,944

Gross profit	151,835	127,872	423,563	350,486
As a percent of revenues	45.6%	46.4%	45.3%	44.6%

Selling, general and administrative expenses	104,150	94,690	294,385	262,188
As a percent of revenues	31.3%	34.4%	31.5%	33.4%

Operating income	47,685	33,182	129,178	88,298
As a percent of revenues	14.3%	12.0%	13.8%	11.2%

Interest expense, net	3,077	5,172	9,377	40,028

Loss on refinancing of debt	—	—	—	10,039

Income before income taxes	44,608	28,010	119,801	38,231

Provision for income taxes	17,771	2,000	47,683	4,400

Net income	26,837	26,010	72,118	33,831

Preferred stock dividends	—	—	—	(6,141)

Net income applicable to common shareholders	$26,837	$26,010	$72,118	$27,690

Income per share:
Basic	$0.44	$0.45	$1.20	$0.69
Diluted	$0.42	$0.40	$1.13	$0.62

Weighted average shares outstanding:
Basic	60,725	58,036	60,257	39,968
Diluted	64,195	64,657	63,923	44,846

Exhibit (2)

J. Crew Group, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	November 3, 2007	February 3, 2007	October 28, 2006
Assets
Current assets:
Cash and cash equivalents	$63,760	$88,900	$72,475
Inventories	210,774	140,670	174,687
Prepaid expenses and other current assets	50,721	47,528	38,744

Total current assets	325,255	277,098	285,906

Property and equipment, net	156,524	121,814	113,925

Other assets	29,941	29,154	14,074

Total assets	$511,720	$428,066	$413,905

Liabilities and Stockholders’ equity
Current liabilities:
Accounts payable	$106,811	$77,836	$85,335
Other current liabilities	80,310	76,666	64,341
Income taxes payable	13,401	5,496	5,087
Current portion of long-term debt	—	—	2,850

Total current liabilities	200,522	159,998	157,613

Long-term debt	125,000	200,000	247,150

Deferred credits	69,140	62,448	64,278

Other liabilities	6,689	—	—

Stockholders’ equity (deficit)	110,369	5,620	(55,136)

Total liabilities and stockholders’ equity (deficit)	$511,720	$428,066	$413,905

Exhibit (3)

Reconciliation of net income on a GAAP basis to “Adjusted net income”

	Three Months Ended October 28, 2006			Nine Months Ended October 28, 2006
(Amounts in thousands, except percentages and per share amounts)	GAAP Basis	Adjustments	As Adjusted	GAAP Basis	Adjustments		As Adjusted
Total Revenues	$275,575	—	$275,575	$785,430	—		$785,430

Cost of goods sold, buying and occupancy costs	147,703	—	147,703	434,944	—		434,944

Gross profit	127,872	—	127,872	350,486	—		350,486

Selling, general and administrative expenses	94,690	—	94,690	262,188	—		262,188

Operating income	33,182	—	33,182	88,298	—		88,298

Interest expense, net	5,172	—	5,172	40,028	(24,556	) (a)	15,472

Loss on refinancing of debt	—	—	—	10,039	(10,039	) (b)	—

Income before income taxes	28,010	—	28,010	38,231	34,595		72,826

Provision for income taxes	2,000	8,812 (c)	10,812	4,400	23,711	(c)	28,111

Net income	26,010	(8,812)	17,198	33,831	10,884		44,715

Preferred stock dividends	—	—	—	(6,141)	6,141	(d)	—

Net income applicable to common stockholders	$26,010	$(8,812)	$17,198	$27,690	$17,025		$44,715

Earnings per share:
Basic	$0.45	$(0.15)	$0.30	$0.69	$0.08		$0.77
Diluted	$0.40	$(0.13)	$0.27	$0.62	$0.08		$0.70

Weighted average shares outstanding:
Basic	58,036	—	58,036	39,968	17,911	(e)	57,879
Diluted	64,657	—	64,657	44,846	19,439	(e)	64,285

(a)

to adjust interest expense for (i) the redemption of all outstanding preferred stock, (ii) the conversion of the 5% notes payable into common stock, (iii) the redemption of $21.7 million of the 13 1/8% debentures, (iv) the repayment of $275.0 million aggregate principal amount of 9  3/ 4% notes with the proceeds of the $285.0 million senior term loan, (v) the repayment of $35.0 million of the senior term loan with the proceeds of the IPO completed in July 2006 and (vi) the amortization of deferred financing costs related to the term loan entered into in May 2006, assuming each of these transactions had been completed at the beginning of the fiscal year.

(b)	to eliminate the loss on refinancing of debt.
(c)	to adjust the provision for income taxes to reflect the Company’s estimated future ongoing effective tax rate of 38.6%, as the effective tax rate in the three and nine months ended October 28, 2006 is not representative of the Company’s ongoing effective tax rate.
(d)	to reflect the redemption of $92.8 million of Series A preferred stock.
(e)	to reflect the number of common shares outstanding after the IPO on a basic and diluted basis.

Exhibit (4)

Actual and Projected Store Count and Square Footage

Fiscal 2007
Quarter	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter (Actual)	227	6	0	233
2nd Quarter (Actual)	233	7	2	238
3rd Quarter (Actual)	238	18	1	255
4th Quarter (Projected)	255	7	1	261

Fiscal 2007
Quarter	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Reduction of gross square feet for stores closed or downsized during the quarter	Total gross square feet at end of the quarter
1st Quarter (Actual)	1,543,904	22,615	0	1,566,519
2nd Quarter (Actual)	1,566,519	33,961	(20,939)	1,579,541
3rd Quarter (Actual)	1,579,541	87,645	(6,662)	1,660,524
4th Quarter (Projected)	1,660,524	42,459	(7,290)	1,695,693